Westbury Bancorp, Inc. Reports Net Income for the Three Months and Year Ended September 30, 2016

West Bend, WI, October 28, 2016 (GlobeNewswire)- Westbury Bancorp, Inc. (NASDAQ: WBB), the holding company (the “Company”) for Westbury Bank (the “Bank”), today announced net income of $653,000, or $0.18 per common share for the three months ended September 30, 2016, and $3.5 million, or $0.94 per common share, for the year ended September 30, 2016, compared to net income of $2.5 million, or $0.64 per common share for the three months ended September 30, 2015, and net income of $3.5 million, or $0.85 per common share, for the year ended September 30, 2015.
Greg Remus, President and Chief Executive Officer, added, "We are excited to see that our strategic initiatives to grow organically at a measured pace while building strong banking relationships are leading to improved performance. We believe our new Madison commercial loan production office will contribute to these goals. We are confident that our current strategy will continue to provide revenue and earnings growth and build long-term shareholder value."
Kirk Emerich, Chief Financial Officer and Executive Vice President-Investor Relations, said, "We are pleased to have matched the prior year's net income this year while increasing earnings per share by 10.6%. This is a result of ongoing improvement in our core operating results, given that 2015 net income included the reversal of our deferred tax asset valuation reserve offset partially by restructuring expenses."
Highlights for the year included:

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During the year ended September 30, 2016, our net loan portfolio grew by $40.3 million, or 8.2%. The portfolio growth consisted primarily of single family, multifamily and commercial real estate loans. As a result of this loan growth, we experienced an increase in total interest and dividend income of $2.2 million, or 10.4%, to $22.9 million for the year ended September 30, 2016 compared to $20.8 million for the year ended September 30, 2015.

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During the year ended September 30, 2016, our deposits increased by $61.0 million, or 11.5%. This deposit growth was the primary cause of an increase in total interest expense of $643,000, or 32.8%, to $2.6 million for the year ended September 30, 2016 compared to $2.0 million for the year ended September 30, 2015.

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Net interest income increased $1.5 million, or 8.1%, to $20.3 million for the year ended September 30, 2016 compared to $18.8 million for the year ended September 30, 2015. Our net interest margin was 3.38% for the year ended September 30, 2016 compared to 3.43% for the year ended September 30, 2015. The average yield on interest-earning assets increased 3 basis points between years, primarily due to our loan growth during 2016, while the average cost of funds increased by 7 basis points.

•	Non-performing assets decreased by $425,000, or 39.1%, to $661,000, or 0.09% of total assets, at September 30, 2016, compared to $1.1 million, or 0.17% of total assets, at September 30, 2015.

•	Classified assets decreased $2.1 million, or 51.9%, to $2.0 million, or 0.28% of total assets, at September 30, 2016, compared to $4.1 million, or 0.64% of total assets, at September 30, 2015.

•	Loans past due 30-89 days increased $92,000, or 14.4%, to $731,000, or 0.14% of net loans, at September 30, 2016 from $639,000, or 0.13% of net loans, at September 30, 2015.

•	Net charge-offs decreased to 0.03% of average loans for the year ended September 30, 2016, compared to 0.09% of average loans for the year ended September 30, 2015.

•
Due to the decrease in non-performing loans and the decrease in net charge-offs, the ratio of our allowance for loan losses to non-performing loans increased to 933.1% at September 30, 2016 compared to 572.6% at September 30, 2015.

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Non-interest income was $6.5 million for the year ended September 30, 2016, compared to $6.7 million for the year ended September 30, 2015. The decrease was primarily the result of decreases in rental income of $478,000, service fees on deposit accounts of $318,000 and servicing fee income of $104,000, offset by increases of $461,000 in gains on sales of securities and $331,000 in gains on sales of loans.

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Non-interest expense was $20.6 million for the year ended September 30, 2016, compared to $23.0 million for the year ended September 30, 2015. Non-recurring non-interest expense, consisting of expenses related to branch closings, valuation adjustments on real estate designated as held for sale and service contract buyouts, was $276,000 for the year ended September 30, 2016 compared to $1.6 million for the year ended September 30, 2015.

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In September 2015, we reversed the valuation allowance of $2.4 million on our deferred tax asset. The reversal resulted in a net income tax benefit of $1.9 million for the year ended September 30, 2015 compared to income tax expense of $2.0 million for the year ended September 30, 2016.

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We have been an active buyer of our stock since the implementation of our first stock repurchase program in May 2014. For the year ended September 30, 2016, we purchased 237,015 shares at an average price of $19.14 per share. In total, since we began our stock repurchase programs in May 2014, we have repurchased 1,249,124 shares, or 24.3% of the shares outstanding in May 2014, at an average price of $17.12 per share.

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Our stock repurchase activity has reduced our average equity to average assets ratio to 11.07% at September 30, 2016 from 16.65% at March 31, 2014, the last quarter end before we began our first stock repurchase program. Additionally, our tangible book value per share increased by $1.22, or 6.7%, to $19.43 at September 30, 2016 from $18.21 at September 30, 2015. Based on our closing share price of $19.53 on September 30, 2016, our price to tangible book value was 100.5% compared to 97.9% on September 30, 2015 based on the closing share price of $17.82 at that date.

Highlights for the fourth quarter include:

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During the three months ended September 30, 2016, our net loan portfolio grew by $14.4 million, or 11.1% annualized growth. The portfolio growth consisted primarily of single family, multifamily and commercial real estate loans. Loan growth was the primary driver of an increase in total interest and dividend income of $118,000, or 2.0%, to $5.9 million for the three months ended September 30, 2016 compared to $5.8 million for the three months ended June 30, 2016 and an increase of $386,000, or 7.0%, compared to $5.5 million for the three months ended September 30, 2015.

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During the three months ended September 30, 2016, our deposits increased by $28.5 million, or 20.2% annualized growth. Deposit growth was the primary cause of the increase in total interest expense of $17,000, or 2.5%, to $694,000 for the three months ended September 30, 2016 compared to $677,000 for the three months ended June 30, 2016 and an increase of $142,000, or 25.7%, compared to $552,000 for the three months ended September 30, 2015.

•	Net interest income increased $101,000, or 2.0%, to $5.2 million for the three months ended September 30, 2016 compared to $5.1 million for the three months ended June 30, 2016 and an increase of $244,000, or 4.9%, compared to $4.9 million for the three months ended September 30, 2015. Our net interest margin was 3.34% for the three months ended September 30, 2016 compared to 3.33% for the three months ended June 30, 2016 and 3.45% for the three months ended September 30, 2015.

•	Non-performing assets increased slightly to $661,000, or 0.09% of total assets, at September 30, 2016, compared to $562,000, or 0.08% of total assets, at June 30, 2016.

•	Classified assets decreased to $2.0 million, or 0.28% of total assets, at September 30, 2016, compared to $2.1 million, or 0.31% of total assets, at June 30, 2016.

•	Loans past due 30-89 days increased $280,000, or 62.1%, to $731,000, or 0.14% of net loans, at September 30, 2016 from $451,000, or 0.09% of net loans, at June 30, 2016.

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Annualized net charge-offs were 0.05% of average loans for the three months ended September 30, 2016, compared to 0.04% of average loans for the three months ended June 30, 2016 and 0.07% of average loans for the three months ended September 30, 2015.

•	The ratio of our allowance for loan losses to non-performing loans increased to 933.10% at September 30, 2016 compared to 900.71% at June 30, 2016.

•
Non-interest income was $1.9 million for the three months ended September 30, 2016, compared to $1.6 million for the three months ended June 30, 2016 and $1.8 million for the three months ended September 30, 2015. The increase in the current quarter was due primarily to increases in gains on sales of securities as we managed our investment portfolio in the current low interest rate environment.

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Non-interest expense was $5.8 million for the three months ended September 30, 2016 compared to $5.1 million for the three months ended June 30, 2016 and $6.6 million for the three months ended September 30, 2015. The increase compared to the June quarter is primarily related to the expenses incurred by the Bank associated with the opening of our Madison loan office.

About Westbury Bancorp, Inc.
Westbury Bancorp, Inc. is the holding company for Westbury Bank. The Company's common shares are traded on the Nasdaq Capital Market under the symbol “WBB”.
Westbury Bank is an independent community bank serving communities in Washington, Waukesha, Dane and Outagamie Counties through its eight full service offices and two loan production offices providing deposit and loan services to individuals, professionals and businesses throughout its markets.
Forward-Looking Information
Information contained in this press release, other than historical information, may be considered forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995 and is subject to various risks, uncertainties, and assumptions. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the Company's operations and business environment. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition, the demand for the Company’s products and services, the Company's ability to maintain current deposit and loan levels at current interest rates, deteriorating credit quality, including changes in the interest rate environment reducing interest margins, changes in prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions, the Company's ability to maintain required capital levels and adequate sources of funding and liquidity, the Company's ability to secure confidential information through the use of computer systems and telecommunications networks, and other factors as set forth in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. Certain tabular presentations may not reconcile because of rounding.

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WEBSITE: www.westburybankwi.com
Contact:    Kirk Emerich- Executive Vice President and CFO
Greg Remus - President and CEO
262-334-5563

	At or For the Three Months Ended:
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Selected Financial Condition Data:		(Dollars in thousands)
Total assets	$702,625	$670,778	$655,107	$670,577	$638,929
Loans receivable, net	533,759	519,332	508,800	496,545	493,425
Allowance for loan losses	5,244	5,062	4,863	4,747	4,598
Securities available for sale	93,772	87,254	81,936	84,237	80,286
Total liabilities	622,996	591,696	576,499	591,459	560,117
Deposits	591,977	563,515	550,217	556,144	531,020
Stockholders' equity	79,629	79,082	78,608	79,118	78,812

Asset Quality Ratios:
Non-performing assets to total assets	0.09%	0.08%	0.07%	0.11%	0.17%
Non-performing loans to total loans	0.10%	0.11%	0.09%	0.11%	0.16%
Total classified assets to total assets	0.28%	0.31%	0.32%	0.36%	0.64%
Allowance for loan losses to non-performing loans	933.10%	900.71%	1,087.92%	863.09%	572.60%
Allowance for loan losses to total loans	0.97%	0.96%	0.95%	0.95%	0.92%
Net charge-offs to average loans (annualized)	0.05%	0.04%	0.01%	—%	0.07%

Capital Ratios:
Average equity to average assets	11.07%	11.15%	11.48%	11.83%	11.98%
Equity to total assets at end of period	11.33%	11.79%	12.00%	11.80%	12.34%
Total capital to risk-weighted assets (Bank only)	13.54%	12.99%	13.17%	12.99%	13.12%
Tier 1 capital to risk-weighted assets (Bank only)	12.61%	12.08%	12.26%	12.09%	12.25%
Tier 1 capital to average assets (Bank only)	10.23%	9.87%	9.90%	9.77%	10.01%
CET1 capital to risk-weighted assets (Bank only)	12.61%	12.08%	12.26%	12.09%	12.25%

	Three Months Ended		Years Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Selected Operating Data:	(in thousands)
Interest and dividend income	$5,881	$5,495	$22,944	$20,780
Interest expense	694	552	2,602	1,959
Net interest income	5,187	4,943	20,342	18,821
Provision for loan losses	250	150	775	950
Net interest income after provision for loan losses	4,937	4,793	19,567	17,871
Service fees on deposit accounts	984	1,066	3,984	4,302
Other non-interest income	922	767	2,537	2,422
Total non-interest income	1,906	1,833	6,521	6,724

Salaries, employee benefits, and commissions	3,114	2,703	10,565	10,125
Occupancy and furniture and equipment	474	435	1,764	1,811
Data processing	790	815	3,090	3,219
Net loss from operations and sale of foreclosed real estate	3	323	8	818
Valuation loss on real estate held for sale	139	975	276	975
Branch realignment	—	1	—	251
Buyout of service contract	—	—	—	350
Other non-interest expense	1,295	1,329	4,928	5,424
Total non-interest expense	5,815	6,581	20,631	22,973
Income before income tax expense	1,028	45	5,457	1,622
Income tax expense (benefit)	375	(2,438)	1,986	(1,902)
Net income	$653	$2,483	$3,471	$3,524

Basic earnings per share	$0.18	$0.64	$0.94	$0.85
Diluted earnings per share	$0.17	$0.64	$0.93	$0.85

	At or For the Three Months Ended:
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
Selected Operating Data:		(in thousands)
Interest and dividend income	$5,881	$5,763	$5,705	$5,595	$5,495
Interest expense	694	677	641	590	552
Net interest income	5,187	5,086	5,064	5,005	4,943
Provision for loan losses	250	250	125	150	150
Net interest income after provision for loan losses	4,937	4,836	4,939	4,855	4,793
Service fees on deposit accounts	984	975	947	1,078	1,066
Other non-interest income	922	584	504	527	767
Total non-interest income	1,906	1,559	1,451	1,605	1,833

Salaries, employee benefits, and commissions	3,114	2,545	2,542	2,364	2,703
Occupancy and furniture and equipment	474	428	443	419	435
Data Processing	790	781	772	747	815
Net loss (gain) from operations and sale of foreclosed real estate	3	(8)	—	13	323
Valuation loss on real estate held for sale	139	90	—	47	975
Branch realignment	—	—	—	—	1
Buyout of service contract	—	—	—	—	—
Other non-interest expense	1,295	1,243	1,195	1,195	1,329
Total non-interest expense	5,815	5,079	4,952	4,785	6,581
Income before income tax expense	1,028	1,316	1,438	1,675	45
Income tax expense (benefit)	375	410	565	636	(2,438)
Net income	$653	$906	$873	$1,039	$2,483

Basic earnings per share	$0.18	$0.25	$0.23	$0.27	$0.64
Diluted earnings per share	$0.17	$0.25	$0.23	$0.27	$0.64

	At or For the Three Months Ended		At or For the Years Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Selected Financial Performance Ratios:
Return on average assets	0.37%	1.53%	0.51%	0.57%
Return on average equity	3.37%	12.79%	4.49%	4.28%
Interest rate spread	3.32%	3.45%	3.37%	3.41%
Net interest margin	3.34%	3.45%	3.38%	3.43%
Non-interest expense to average total assets	3.32%	4.06%	3.03%	3.70%
Average interest-earning assets to average interest-bearing liabilities	105.88%	102.19%	101.85%	103.71%

Per Share and Stock Market Data:
Basic earnings per share	$0.18	$0.64	$0.94	$0.85
Diluted earnings per share	$0.17	$0.64	$0.93	$0.85
Basic weighted average shares outstanding	3,693,285	3,861,342	3,696,433	4,127,465
Book value per share - excluding unallocated ESOP shares	$21.07	$19.83	$21.07	$19.83
Book value per share - including unallocated ESOP shares	$19.43	$18.21	$19.43	$18.21
Closing market price	$19.53	$17.82	$19.53	$17.82
Price to book ratio - excluding unallocated ESOP shares	92.69%	89.86%	92.69%	89.86%
Price to book ratio - including unallocated ESOP shares	100.51%	97.86%	100.51%	97.86%